Livent Corporation
Executive Severance Guidelines for Corporate Officers
Background
The intent of these severance guidelines (“Guidelines”) is to provide corporate officers of Livent Corporation (the “Company”) with reasonable transition benefits in the event of a termination of his or her employment without cause (other than in the context of a change in control or as a result of death, disability or normal retirement). This document is a guideline for the Chief Executive Officer of the Company. Any deviations from these Guidelines will be reviewed and approved by the Compensation and Organization Committee of the Company’s Board of Directors (the “Committee”).
Severance Guidelines
Key elements of the Guidelines:

•	Severance Pay

•	Twelve (12) months base salary, payable in a lump sum;

-	Twelve (12) months of target bonus, payable in a lump sum; and

-	Prorated target bonus for the year of termination

•	Medical/Dental Benefits

-	Twelve (12) months of continued benefits from the termination date at normal employee rates

•	Long-Term Incentives, Stock Options, Restricted Stock Units and Performance-Based Cash/Equity

-	Unvested options that would have vested within one calendar year following termination become exercisable on regularly scheduled dates, and remain exercisable for twelve months thereafter

-	Twelve (12) months to exercise vested options

-	Prorated vesting of service-vesting restricted stock units at termination date

-	“Banked” performance-based cash/equity awards will vest and be paid at the end of the original performance cycle

-
Prorated vesting of “unbanked” performance-based cash/equity awards as of the termination date, which will be paid at the end of the original performance cycle, based on actual performance for each applicable measurement period

•	Other Transition Benefits

-	Outplacement assistance ($20K cap)

-	Vacation pay (earned and accrued)

-	Financial planning assistance for last calendar year of employment

-	Tax planning for last calendar year of employment

•	Conditions

-	Corporate officer must execute non-compete, non-disclosure and non-solicitation agreement in a form satisfactory to the Company

-	Corporate officer must execute and not revoke a release of claims in a form satisfactory to the Company
Role of the Committee
The Committee approves these Guidelines and any amendments or exceptions hereto. The Committee should be notified prior to the termination of any corporate officer. These Guidelines will be reviewed periodically to ensure that they are appropriate and relevant to the market.
Role of Management
Management advises the Committee of any anticipated termination of a corporate officer of the Company, periodically reviews the appropriateness of these Guidelines, and administers the Guidelines in a fair and evenhanded manner.
Effective Date
October 10, 2018

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